SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  FORM 8-K

                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported): May 3, 2004


                            Portsmouth Square, Inc.
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                Exact Name of Registrant as Specified in Its Charter

                                 California
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                 (State or Other Jurisdiction of Incorporation)

       0-4057                                        94-1674111
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(Commission File Number)                   (IRS Employer Identification Number)



  820 Moraga Drive, Los Angeles, CA                           90049
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(Address of Principal Executive Offices)                     Zip Code

                               (310) 889-2500
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             (Registrant's Telephone Number, Including Area Code)

                                   N/A
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          (Former Name or Former Address if Changed Since Last Report)


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Item 5.  Other Events and Regulation FD Disclosure.

On May 3, 2004, Justice Investors ("Justice" or the "Partnership") entered into a Settlement Agreement with Releases (the "Settlement") by and among Felcor Hotel Asset Company, LLC ("FelCor") and others to resolve disputes regarding certain obligations of FelCor and others under the lease of the Partnership's hotel property commonly known as the Holiday Inn Select Downtown & Spa, San Francisco (the "Hotel"). Portsmouth Square, Inc. ("Portsmouth" or the "Company"), is a 49.8% limited partner in Justice and serves as one of the two general partners of the Justice.

Pursuant to the terms of the Settlement, Felcor will pay to Justice $5,000,000 towards the costs of capital repairs, replacements and improvements necessary to place the Hotel in the condition required by the lease at the end of its term. Felcor will also transfer to Justice and terminate its leasehold estate and its option right under the lease, effective June 30, 2004. In addition, the parties to the Settlement agreed to mutual releases and to cooperate for a smooth transition of the operations of the Hotel.

The Partnership has signed a term sheet to enter into a third party management agreement with Dow Hotel Company ("Dow") for the operation of the Hotel as well as a letter of intent with Starwood Hotels & Resorts Worldwide, Inc. ("Starwood") for a license agreement to convert the property to a Sheraton Hotel. It is expected that the Partnership will enter into a definitive management agreement with Dow, and a License Agreement with The Sheraton Corporation, by June 30, 2004.

To secure a new brand for the Hotel, it will be necessary for the Partnership to commit substantial time and resources to meet the product improvement plan ("PIP") requirements of the new brand. The Partnership anticipates that it will require approximately $12,000,000 to $18,000,000 in capital commitments (in addition to the $5,000,000 to be received from Felcor) to renovate and improve the Hotel to meet new brand standards. At this time, the Partnership believes that it can finance those renovations and improvements through additional borrowings, but there is no certainty that the full amount necessary will be available from such borrowings.

There will be a transition period beginning July 1, 2004 as the Partnership assumes the operations of the Hotel and begins the process of implementing the PIP necessary to secure the new hotel brand. During this transition period, it is anticipated that the Hotel will continue to operate as a Holiday Inn Select hotel pursuant to a short-term franchise agreement that will become a month-to-month agreement beginning in November 2004 with a sixty day cancellation clause. It may also be necessary for the Partnership to limit or shut down operations of the Hotel during part of the transition period.

Since the Partnership will not be receiving minimum rent after June 2004 and will have to commit significant funds to transition the Hotel to a new brand, Justice Investors has advised its limited partners that its April 2004 monthly distribution would be the last distribution for an indefinite period of time. Justice estimates that it will take approximately 18 to 24 months to complete all of the renovations and for the Partnership to begin to realize the benefits of the improvements and the increase in cash flows that it anticipates from the new management structure and new hotel brand. As a result of the Partnership discontinuing its monthly distributions, the Board of Directors of Portsmouth deemed it necessary to discontinue its regular semi-annual dividend of $.25 per

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common share.  It is expected that the Company will not consider a return to a regular dividend policy until such time that Partnership cash flows and distributions warrant such consideration.




Safe Harbor Provision:
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Statements contained in this report that are not descriptions of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Forward looking statements include statements related to anticipated trends in revenues, future operations, financial performance and projected revenues and income. Such statements often include words such as "anticipate," "estimate", "project", "intends," "believes," "plans, "approximately," "likely," and similar expressions.
Because Forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. The risks and uncertainties that contribute to the uncertain nature of forward looking statements include, but are not limited to, those related to the impact of terrorism and war on the national and international economies, including tourism and securities markets, general economic conditions and increased competition in the hotel industry in the San Francisco area, partnership distributions, financing, leverage and debt service and other factors, including natural disasters, and those discussed in the Company's annual report on Form 10-KSB for the fiscal year ended June 30, 2003 and its other periodic reports filed with the Securities and Exchange Commission. All forward-looking statements contained in this report speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.




                               SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            PORTSMOUTH SQUARE, INC.


Dated: May 5, 2004                        By /s/ Michael G. Zybala
                                             -----------------------------
                                             Michael G. Zybala
                                             Vice President and Secretary




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